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                                 EX-10.42

                      COMPENSATION ARRANGEMENTS WITH

                           GLENN H. GETTIER, JR.

                            AS APPROVED BY THE

                          COMPENSATION COMMITTEE

                                    AND

                            BOARD OF DIRECTORS

                              MARCH 2, 1995

                     --------------------------------

1. TERM. The term of Mr. Gettier's employment shall commence January 18, 1995 and shall expire on December 31, 1995, (the "Term"), unless sooner terminated pursuant to the Company's or Mr. Gettier's right to do so. Notwithstanding the foregoing, the Term shall automatically be renewed for successive one calendar year periods commencing January 1, 1996, unless either the Company or Mr. Gettier by written notice to the other not later than September 30 of each year gives notice of the intent not to renew these employment arrangements.

2. SALARY. The Company shall pay Mr. Gettier during the Term a base salary per annum of Four Hundred Thousand Dollars ($400,000) (the "Base Salary"), payable in accordance with the company's payroll procedure as presently in effect and amended from time to time. The Company, by action of its Board of Directors, may increase the Base Salary at any time and from time to time during the Term.

3. BENEFITS. Mr. Gettier shall be permitted during the Term to participate in any hospitalization or disability insurance plans, health programs, personnel plans, bonus plans or similar plans or benefits including vacation that may be available to other executive officers of the Company and its affiliates generally, in each case to the extent he is eligible under any applicable terms of such plans or programs as amended from time to time.


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4.   EXPENSES. The Company shall pay or reimburse Mr. Gettier for all reasonable out-of-pocket expenses actually incurred or paid by him during the Term in the performance of his services, provided he properly accounts therefor in accordance with Company policy as in effect from time to time.

5. BONUS. The Company may pay Mr. Gettier bonuses at such times and in such amounts at the Board's absolute discretion; provided, however, that the Company shall pay Mr. Gettier a relocation bonus in the amount of $100,000 upon his relocation to a permanent address in the Dallas, Texas metropolitan area.

6. SEVERANCE PAY. Mr. Gettier shall have the benefit of the SLC Companies' Salaried Employees Severance Pay Plan, subject to all of the terms and provisions thereof.

7. RELOCATION EXPENSES. Mr. Gettier shall have the benefit of SLC's Corporate Relocation Policy, subject to all of the terms and provisions thereof.

8. INDEMNIFICATION. To the full extent of the Company's Articles of Incorporation and Bylaws and pursuant to the customary and standard indemnification agreement provided by the Company to senior executive officers, Mr. Gettier shall be indemnified and held harmless against all losses, costs and expenses arising from his employment as director and officer of the Company.

9. TERMINATION FOR CAUSE. The Company may terminate Mr. Gettier's employment for Cause. Such termination shall be effected by the delivery of a notice of termination to Mr. Gettier and shall be effective as of the date of delivery of such notice. Mr. Gettier shall have no right to receive any compensation on and after the effective date of such termination other than salary and other benefits earned and accrued prior to the date of termination and reimbursement for expenses incurred prior to the date of termination.

     "Cause" shall mean (i) the willful and continued failure by Mr. Gettier to substantially perform his duties, (ii) the commission of an act of fraud, misappropriation or embezzlement by Mr. Gettier involving the Company or its subsidiaries, or (iii) a conviction of, or plea of NOLO CONTENDERE or a guilty plea or confession by, Mr. Gettier to an act of fraud, misappropriation or embezzlement or to a felony or to conduct prohibited by state or federal law.


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10.  TERMINATION WITHOUT CAUSE. The Company may terminate Mr. Gettier's employment WITHOUT CAUSE effective upon the giving of notice thereof to Mr. Gettier. If Mr. Gettier's employment is terminated by the Company without Cause then the Company shall pay him the greater of (i) his salary and any bonus and other benefits he would have earned from the date of termination up to and including the end of the then current Term, or (ii) the compensation to which Mr. Gettier is entitled under the SLC Companies' Salaried Employees Severance Plan, in each case without offset for compensation Mr. Gettier may thereafter receive from other sources.

11. TERMINATION BY MR. GETTIER. During any Term, Mr. Gettier may terminate these employment arrangements if the Board of Directors makes or the Company's financial circumstances cause a material change in the terms or conditions of his employment, including, but not limited to, any change in job or job duties, compensation, benefits or workplace, and in such event and upon such termination, the Company shall pay Mr. Gettier the greater of (i) his salary and any bonus and other benefits he would have earned from the date of such termination up to and including the end of the then current Term, or (ii) the compensation to which Mr. Gettier is entitled under the SLC Companies' Salaried Employees Severance Plan, in each case without offset for compensation Mr. Gettier may thereafter receive from other sources.